Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-off and Delinquency Statistics
As of and for the month ended March 31, 2011
(Dollars in millions)

Domestic Card Metrics (1)	March 2011
Net Principal Charge-Offs	$248
Average Loans Held for Investment	$50,579
Annualized Net Charge-Off Rate	5.87%
30+ Day Delinquencies	$1,814
Period-end Loans Held for Investment	$50,570
30+ Day Delinquency Rate	3.59%

International Card Metrics(1)
Net Principal Charge-Offs	$44
Average Loans Held for Investment	$8,731
Annualized Net Charge-Off Rate	6.07%
30+ Day Delinquencies	$485
Period-end Loans Held for Investment	$8,735
30+ Day Delinquency Rate	5.55%

Auto Finance Metrics(1)(2)
Net Principal Charge-Offs	$21
Average Loans Held for Investment	$18,170
Annualized Net Charge-Off Rate	1.36%
30+ Day Delinquencies	$1,121
Period-end Loans Held for Investment	$18,341
30+ Day Delinquency Rate	6.11%

(1)
Period-end Loans Held for Investment and Average Loans Held for Investment include accrued finance charges and fees, net of the estimated uncollectible amount.  We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)
Effective March 1, 2011, we prospectively revised our treatment of modified auto loans so that charge-offs occur when we determine that the loan is uncollectible under the modified terms rather than at the date of modification.  If we had not made this change, our auto net charge-off rate would have been 1.50% in March 2011.  This change did not have an impact on the 30+ day auto delinquency rate as of March 31, 2011.

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